UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2026

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square, Suite 2503 New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 200-5278

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

As of June 30, 2026, SELLAS Life Sciences Group, Inc. (the “Company”) estimates that its unaudited cash and cash equivalents position was $138.3 million. This amount is unaudited and preliminary and is subject to the completion of financial closing procedures, including management’s reviews. As a result, this amount may differ materially from the amount that will be reflected in the Company’s financial statements as of and for the six months ended June 30, 2026.

Item 8.01	Other Events

As previously disclosed, the Company commenced a binding arbitration against 3D Medicines, Inc. (“3D Medicines”), administered by the Hong Kong International Arbitration Centre (“HKIAC”). On July 24, 2026, the sole arbitrator in the arbitration proceeding rendered a decision dismissing the Company’s claims. As permitted by HKIAC rules, the arbitrator administratively allocated a portion of 3D Medicines’ legal fees and costs in the amount of approximately $1.0 million to be paid by the Company.

3D Medicines announced that it will continue to progress the development and commercialization of galinpepimut-S (“GPS”) in the Greater China territory in accordance with the terms of the exclusive license agreement, pursuant to which $191.5 million in potential future milestone payments remain as of March 31, 2026, including the $13.0 million milestone payments that were in dispute in the arbitration.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date:	July 27, 2026	By:	/s/ John T. Burns
			Name:	John T. Burns
			Title:	Senior Vice President, Chief Financial Officer

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